 4:
 Exhibit 1
FIRST AMENDMENT

       THIS FIRST AMENDMENT (this "Amendment") dated as of June 29, 2001 is entered into among REGAL-BELOIT CORPORATION (the "Company"), the financial institutions listed on the signature pages hereof (collectively, the "Banks"), BANK OF AMERICA, N.A., as Documentation and Syndication Agent, and M&I MARSHALL & ILSLEY BANK, as Administrative Agent.

W I T N E S S E T H:

       WHEREAS, the Company, the Banks, the Documentation and Syndication Agent and the Administrative Agent are parties to a Credit Agreement dated as of September 28, 2000 (the "Credit Agreement"; capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Credit Agreement); and

       WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as hereinafter set forth;

       NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 AMENDMENTS TO CREDIT AGREEMENT. Effective on the Amendment Effective Date (as defined below) or on such other date as is set forth below, the Credit Agreement shall be amended as set forth below.

       1.1   Addition of Definitions. The following definitions are added to Section 1.1 in proper alphabetical sequence:

       Covenant Adjustment Date means the first date after June 30, 2001 on which (a) the Funded Debt to EBITDA Ratio has been equal to or less than 3.0 to 1.0 as of the last day of the two most recently ended Fiscal Quarters and (b) no Event of Default or Unmatured Event of Default exists.

       Pledge Agreement means a Pledge Agreement substantially in the form of Exhibit F.

        1.2   Definition of Loan Document. The definition of "Loan Document" is amended in its entirety to read as follows:

       Loan Document means this Agreement, the Notes, the Guaranty, the LC Applications and, so long as the Covenant Adjustment Date has not occurred, the Pledge Agreement.        1.3   Definition of Permitted Acquisition. The definition of "Permitted Acquisition" is amended by deleting the word "and" after clause (iv) and inserting the following language before the period at the end thereof: ; and (vi) if the Covenant Adjustment Date has not occurred, then the aggregate consideration to be paid by the Company and its Subsidiaries (including Debt assumed, but excluding capital stock of the Company) in connection with (a) such Acquisition will not exceed $15,000,000 and (b) all Acquisitions completed after June 29, 2001 will not exceed $30,000,000 in the aggregate.        1.4   Scheduled Commitment Reductions. The chart listing scheduled reductions of the Commitment Amount set forth in Section 6.1.1 is amended in its entirety to read as follows:

Commitment Reduction Date	Amount of Reduction
January 1, 2004	$30,000,000
January 1, 2005	$35,000,000.

       1.5   Update of Financial Representations. Section 9.4 is amended by deleting the dates "December 31, 1999" and "June 30, 2000" therein and substituting the dates "December 31, 2000" and "March 31, 2001" therefor, respectively; and Section 9.5 is amended by deleting the date "December 31, 1999" therein and substituting the date "March 31, 2001" therefor.

       1.6   Delivery of Audited Financials. The first line of Section 10.1.1 is amended by deleting the number "90" and substituting "60" therefor.

       1.7   Funded Debt to EBITDA Ratio. The chart in Section 10.6.2 is amended in its entirety to read as follows:

Computation	Funded Debt to
Period Ending:	EBITDA Ratio
June 30, 2001 through December 31, 2001	4.15 to 1.0
March 31, 2002	4.00 to 1.0
June 30, 2002	3.75 to 1.0
September 30, 2002	3.50 to 1.0
December 31, 2002	3.25 to 1.0
Thereafter	3.00 to 1.0.

1.8        Interest Coverage Ratio. The chart in Section 10.6.3 is amended in its entirety to read as follows:
Computation	Interest
Period Ending:	Coverage Ratio

June 30, 2001	2.25 to 1.0
September 30, 2001 and December 31, 2001	2.15 to 1.0
March 31, 2002	2.25 to 1.0
June 30, 2002	2.50 to 1.0
September 30, 2002	2.75 to 1.0
December 31, 2002 through September 30, 2003	3.25 to 1.0
December 31, 2003 and thereafter	3.75 to 1.0.

       1.9   Additional Covenants. Section 10 is amended by adding the following two covenants in proper numerical sequence:

10.22 Restricted Payments. So long as the Covenant Adjustment Date has not occurred, not purchase or redeem, and not permit any Subsidiary to purchase, any shares of the capital stock of the Company; and not declare or pay any dividends on any such capital stock (other than dividends payable solely in capital stock of the Company) or make any other distribution to stockholders; provided that (a) the Company may declare and pay dividends on its capital stock in any Fiscal Quarter in an amount not exceeding the Dividend Amount; and (b) may make required purchases of capital stock pursuant to employee benefit plans in an aggregate amount not exceeding $5,000,000 in any Fiscal Year. For purposes of the foregoing, "Dividend Amount" means $0.12 per common share, adjusted for any stock splits, stock dividends or similar transactions or any issuance of shares where the Company receives less than fair value as determined by the Board of Directors of the Company.

10.23 Pledge of Subsidiary Stock. So long as the Covenant Adjustment Date has not occurred, take all actions as are necessary or that are reasonably requested by the Administrative Agent to establish and maintain in favor of the Administrative Agent, for the benefit of the Banks, a valid, perfected, first-priority security interest in the stock of each of Leeson Electric Corporation, Hub City, Inc., Marathon Electric Manufacturing Corporation and each other Guarantor (if any).

        1.10   Lien Covenant. Section 10.8 is amended by (a) deleting the word "and" after clause (i); (b) re-lettering the existing clause (j) as clause (k); and (c) inserting the following new clause (j):

 (j) Liens arising under the Pledge Agreement; and        1.11   Additional Default. Section 12.1 is amended by adding the following Section 12.1.11 in proper numerical sequence:            12.1.11 Pledge Agreement.  At any time prior to the Covenant Adjustment Date, the Pledge Agreement shall fail to be in full force and effect, the Company shall fail to comply with any of its obligations under the Pledge Agreement, or the Company shall contest in any manner the validity or enforceability of the Pledge Agreement.        1.12   Limitation on Amendments.  Clause (x) of the third sentence of Section 14.1 is amended by inserting the following language at the end thereof (prior to the language "or (y)"):  or release all or substantially all of the collateral pledged under the Pledge Agreement        1.13   Pricing Schedule.  Effective on August 13, 2001, Schedule 1.1 is amended in its entirety by substituting Schedule 1.1 hereto therefor.

       1.14  Addition of Exhibit F. Exhibit F hereto is added to the Credit Agreement as Exhibit F thereto.

       SECTION 2  REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Banks and the Administrative Agent that:

       2.1   Authorization; No Conflict. The execution and delivery by the Company of this Amendment and a Pledge Agreement substantially in the form of Exhibit F hereto (the "Pledge Agreement"), the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the "Amended Credit Agreement") and under the Pledge Agreement and the pledge of stock by the Company pursuant to the Pledge Agreement have been duly authorized by all necessary corporate action, (including any necessary shareholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Company or any Guarantor, (b) contravene or conflict with, or result in a breach of, any provision of the certificate of incorporation, partnership agreement, by-laws or other organizational documents of the Company or any Guarantor or of any agreement, indenture, instrument or other document which is binding on the Company, any Guarantor or any other Subsidiary or (c) result in, or require, the creation or imposition of any Lien on any property of the Company, any Guarantor or any other Subsidiary (other than Liens under the Pledge Agreement).

       2.2   Validity and Binding Nature. This Amendment has been duly executed and delivered by the Company, and this Amendment and the Amended Credit Agreement are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity; and upon the execution and delivery thereof by the Company, the Pledge Agreement will be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

       2.3   Reaffirmation of Warranties. The warranties contained in Section 9 of the Amended Credit Agreement (excluding Sections 9.8 and 9.17) are true and correct on the date of this Amendment, except to the extent that such warranties (a) solely relate to an earlier date or (b) are changed by circumstances or events that do not constitute a breach of any covenant set forth in Section 10 of the Amended Credit Agreement.

       SECTION 3  CONDITIONS PRECEDENT.  This Amendment shall become effective as of June 29, 2001 on the date (the "Amendment Effective Date") on which all of the following conditions precedent have been satisfied:

       3.1   Receipt of Counterparts.  The Administrative Agent shall have received counterpart originals of this Amendment, duly executed by the Company, the Required Banks and the Administrative Agent. For purposes hereof, a facsimile executed copy shall be treated as an original.

       3.2   Payment of Fees.  The Company shall have paid to the Administrative Agent, for the account of each Bank which has delivered (by facsimile or otherwise) an executed counterpart hereof to the Administrative Agent prior to 5:00 p.m., Chicago time, on August 13, 2001, an amendment fee equal to 0.125% of the amount of such Bank's Commitment after giving effect hereto.

       3.3   Pledge Agreement.  The Administrative Agent shall have received the Pledge Agreement signed by the Company together with all collateral required to be delivered thereunder and such other documents (including UCC financing statements) as the Administrative Agent may request in connection therewith.

       3.4   Confirmation.  A confirmation, substantially in the form of Attachment 1 hereto, signed by each Guarantor.

       3.5   No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

       3.6   Certificate.  The Administrative Agent shall have received a certificate, dated such date as shall be acceptable to the Administrative Agent and signed by an Executive Officer, as to the matters set forth in Sections 2.3 and 3.5.

       SECTION 4  Miscellaneous.

       4.1   Expenses.  The Company agrees to pay on demand all reasonable costs and expenses of the Administrative Agent and the Documentation and Syndication Agent (including fees, charges and expenses of counsel for the Administrative Agent and the Documentation and Syndication Agent ) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 4.1 shall survive any termination of this Amendment and the Amended Credit Agreement.

       4.2   Captions.  Section captions used in this Amendment are for convenience only and shall not affect the construction of this Amendment.

       4.3   Governing Law.  THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. Wherever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

       4.4   Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered (including by facsimile), shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

       4.5   References to Credit Agreement.  Except as herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified in all respects. On and after the effectiveness of the amendments to the Credit Agreement accomplished hereby, each reference in the Amended Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Credit Agreement in any Note and in any other agreement, document or other instrument executed and delivered pursuant to the Amended Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

       4.6   Successors and Assigns.  This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the sole benefit of the parties hereto and the successors and assigns of the Administrative Agent and the Banks.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

REGAL-BELOIT CORPORATION

By: ___________________________________________
Title: Vice President, Chief Financial Officer and
Secretary

M&I MARSHALL & ILSLEY BANK, as
Administrative Agent, Issuing Bank, Swing Line
Bank and as a Bank

By: ____________________________________________
Title: ___________________________________________

By: ____________________________________________
Title: ___________________________________________

BANK OF AMERICA, N.A., as Documentation
and Syndication Agent and as a Bank

By: ___________________________________________
Title: ___________________________________________

BANK ONE, NA (Main Office Chicago)

By: ____________________________________________
Title: ___________________________________________

FIRSTAR BANK, N.A.

By: _______________________________________________
Title: ___________________________________________

THE FUJI BANK, LIMITED

By: ___________________________________________
Title: __________________________________________

FLEET NATIONAL BANK

By: ____________________________________________
Title: ___________________________________________

HARRIS TRUST AND SAVINGS BANK

By: ____________________________________________
Title: ___________________________________________

THE BANK OF TOKYO-MITSUBISHI, LTD.

By: ____________________________________________
Title: ___________________________________________

LASALLE BANK NATIONAL ASSOCIATION

By: ____________________________________________
Title: ___________________________________________

NORTHERN TRUST COMPANY

By: ____________________________________________
Title: ___________________________________________

WACHOVIA BANK, N.A.

By: ____________________________________________
Title: ___________________________________________

THE GOVERNOR AND COMPANY OF THE
BANK OF IRELAND

By: ____________________________________________
Title: ___________________________________________

BANCA NAZIONALE DEL LAVORO, S.P.A.,
New York Branch

By: ____________________________________________
Title: ___________________________________________

THE INDUSTRIAL BANK OF JAPAN, LIMITED

By: ____________________________________________
Title: ___________________________________________

SUMITOMO MITSUI BANKING CORPORATION

By: ____________________________________________
Title: ___________________________________________

By: ____________________________________________
Title: ___________________________________________

NATIONAL CITY BANK OF
MICHIGAN/ILLINOIS

By: ___________________________________________
Title: ___________________________________________

ST. FRANCIS BANK, F.S.B.

By: ____________________________________________
Title: ___________________________________________

BANCO ESPIRITO SANTO, N.A.,
New York Branch

By: ____________________________________________
Title: ___________________________________________

By: _____________________________________________
Title: ___________________________________________

SCHEDULE 1.1

PRICING SCHEDULE

The Base Rate Margin, the Eurodollar Margin, the Non-Use Fee Rate and the LC Fee Rate for Letters of Credit, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.

	Level I	Level II	Level III	Level IV	Level V	Level VI
Rate for Non-Use Fee	0.200%	0.225%	0.250%	0.300%	0.350%	0.400%
Eurodollar Margin	0.750%	0.875%	1.000%	1.500%	1.750%	2.250%
Base Rate Margin	0.000%	0.000%	0.000%	0.250%	0.500%	1.000%
LC Fee Rate for Letters of Credit	0.750%	0.875%	1.000%	1.500%	1.750%	2.250%

         Level I applies when the Funded Debt to EBITDA Ratio is less than 2.0 to 1.

         Level II applies when the Funded Debt to EBITDA Ratio is equal to or greater than 2.0 to 1 but less than 2.5 to 1.

         Level III applies when the Funded Debt to EBITDA Ratio is equal to or greater than 2.5 to 1 but less than 3.0 to 1.

         Level IV applies when the Funded Debt to EBITDA Ratio is equal to or greater than 3.0 to 1 but less than 3.25 to 1.

         Level V applies when the Funded Debt to EBITDA Ratio is equal to or greater than 3.25 to 1 but less than 3.5 to 1.

         Level VI applies when the Funded Debt to EBITDA Ratio is equal to or greater than 3.5 to 1.

1

Beginning on August 13, 2001, the applicable Level shall be Level VI. The applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 60 days) after the end of each Fiscal Quarter based on the Funded Debt to EBITDA Ratio as of the last day of such Fiscal Quarter; provided that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related certificate required by Section 10.1.3 by the 45th day (or, if applicable, the 60th day) after any Fiscal Quarter, Level VI shall apply until such financial statements are delivered.

2

ATTACHMENT A

CONFIRMATION BY GUARANTORS

To the Agents and the Banks under
  and as defined in the Credit
  Agreement referred to below

           Re: Regal-Beloit Corporation

Ladies and Gentlemen:

          Please refer to the First Amendment dated as of June 29, 2001 (the "Amendment") to the Credit Agreement dated as of September 28, 2000 (the "Credit Agreement") among Regal-Beloit Corporation (the "Company"), various financial institutions, Bank of America, N.A., as Documentation and Syndication Agent, and M&I Marshall & Ilsley Bank, as Administrative Agent. Capitalized terms not defined herein are used as defined in the Credit Agreement.

          Each of the undersigned hereby confirms to the Agents and the Banks that, after giving effect to the Amendment, the Guaranty continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

          IN WITNESS WHEREOF, each of the undersigned has caused this Confirmation to be executed and delivered by its duly authorized representative as of June 29, 2001.

LEESON ELECTRIC CORPORATION

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

HUB CITY, INC.

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

MARATHON ELECTRIC MANUFACTURING
CORPORATION

By: _________________________________________
Name: _______________________________________
Title: ________________________________________

EXHIBIT F

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this "Agreement") dated as of August 13, 2001 is among REGAL-BELOIT CORPORATION, a Wisconsin corporation (the "Company"), and M&I MARSHALL & ILSLEY BANK ("M&I"), as Administrative Agent (as defined below) for the benefit of the Lender Parties (as defined below).

W I T N E S S E T H:

WHEREAS, the Company, various financial institutions (the "Banks"), Bank of America, N.A., as Documentation and Syndication Agent, and M&I, as Administrative Agent (in such capacity, together with any successor in such capacity, the "Administrative Agent"), have entered into a Credit Agreement dated as of September 28, 2000 (as amended, restated or otherwise modified from time to time, the "Credit Agreement");

WHEREAS, in connection with the First Amendment to the Credit Agreement, the Company has agreed to pledge certain stock to the Administrative Agent for the benefit of the Lender Parties;

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. When used herein, (a) capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Credit Agreement and (b) the following terms have the following meanings (such meanings to be applicable to both the singular and plural forms of such terms):

Administrative Agent - see the recitals.

Agreement - see the preamble.

Banks - see the recitals.

Collateral means all property and rights of the Company in which a security interest is granted hereunder.

Company - see the preamble.

        Costs and Expenses means all reasonable costs and expenses (including reasonable fees and charges of counsel to the Administrative Agent) incurred by the Administrative Agent in connection with (i) protecting, preserving or maintaining any Collateral and (ii) enforcing any right of the Administrative Agent hereunder.

       Credit Agreement - see the recitals.

       Default means the occurrence of any of the following events: (i) any Unmatured Event of Default with respect to the Company under Section 12.1.4 of the Credit Agreement, (ii) any Event of Default or (iii) any warranty of the Company herein is untrue or misleading in any material respect and, as a result thereof, the Administrative Agent's security interest in any material portion of the Collateral is not perfected or the Administrative Agent's rights and remedies with respect to any material portion of the Collateral are materially impaired or otherwise materially adversely affected.

       Issuer means the issuer of any of the shares of stock or other securities representing all or any of the Collateral.

       Lender Party means the Administrative Agent, the Documentation and Syndication Agent, each Bank and any Affiliate of a Bank to which the Company owes any Hedging Obligations.

       Liabilities means (i) all obligations of the Company to any Lender Party, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise under the Credit Agreement or any other Loan Document (including, without limitation, with respect to Letters of Credit), as the same may be amended, modified, extended or renewed from time to time, (ii) all Hedging Obligations of the Company to any Lender Party and (iii) all Costs and Expenses.

       M&I - see the preamble.

       Permitted Liens means (i) liens arising hereunder, (ii) inchoate tax and ERISA liens and (iii) judgment liens that are subordinate to the liens arising hereunder.

       2.          Pledge. As security for the payment of all Liabilities, the Company hereby pledges to the Administrative Agent for the benefit of the Lender Parties, and grants to the Administrative Agent for the benefit of the Lender Parties a continuing security interest in, all of the following:

A.        All of the shares of stock and other securities set forth on Schedule I, all of the certificates and/or instruments representing such shares of stock and other securities, and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other securities;

B.        All additional shares of stock of any of the Issuers listed in Schedule I at any time and from time to time acquired by the Company in any manner, all of the certificates representing such additional shares, and all cash, securities, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

C.        All other property hereafter delivered to the Administrative Agent in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such property, and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and

D.        All products and proceeds of all of the foregoing.

 All of the foregoing are collectively called the "Collateral".

          The Company agrees to deliver to the Administrative Agent, promptly upon receipt and in due form for transfer (i.e., endorsed in blank or accompanied by stock or bond powers executed in blank), any stock certificate or other instrument evidencing any Collateral (other than dividends which the Company is entitled to receive and retain pursuant to Section 5) which may at any time or from time to time be in or come into the possession or control of the Company, and prior to the delivery thereof to the Administrative Agent, such Collateral shall be held by the Company separate and apart from its other property and in express trust for the Administrative Agent.

          3.       Warranties; Further Assurances. The Company warrants to the Administrative Agent for the benefit of each Lender Party that: (a) the Company is (or at the time of any future delivery, pledge, assignment or transfer thereof will be) the legal and equitable owner of the Collateral free and clear of all liens, security interests and encumbrances of every description whatsoever other than Permitted Liens; (b) the pledge and delivery of the Collateral pursuant to this Agreement, together with stock or bond powers executed in blank, will create a valid perfected security interest in the Collateral in favor of the Administrative Agent, subject to no prior lien or encumbrance; (c) all shares of stock referred to in Schedule I are duly authorized, validly issued, fully paid and non-assessable, and none of such shares is subject to any option to purchase or similar right of any Person; and (d) the information contained in Schedule I is true and accurate in all respects.

So long as this Agreement remains in effect, the Company agrees that it shall (i) not, except as permitted by the Credit Agreement or with the express prior written consent of the
Administrative Agent, sell, assign, exchange, pledge or otherwise transfer, encumber, or grant any option, warrant or other right to purchase the stock of any Issuer which is pledged hereunder, or otherwise diminish or impair any of its rights in, to or under any of the Collateral; (ii) not perform any act which would prevent the Administrative Agent from enforcing any of the terms and conditions of this Agreement or would limit the Administrative Agent in any such enforcement; (iii) not become a party to or otherwise bound by any agreement, other than this Agreement and the Credit Agreement, which restricts in any manner the rights of the Administrative Agent with respect to the Collateral; (iv) execute such Uniform Commercial Code financing statements and other documents (and pay the costs of filing and recording the same in all applicable offices) and do such other acts and things as are necessary or as the Administrative Agent may from time to time reasonably request to establish and maintain a valid, perfected security interest in the Collateral (free of all other liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the performance and payment of the Liabilities; and (v) execute and deliver to the Administrative Agent such stock powers and similar documents relating to the Collateral, satisfactory in form and substance to the Administrative Agent, as the Administrative Agent may reasonably request.

          4.        Holding in Name of Administrative Agent, etc. The Administrative Agent may from time to time after the occurrence and during the continuance of a Default, without notice to the Company, take all or any of the following actions: (a) transfer all or any part of the Collateral into the name of the Administrative Agent or any nominee or sub-agent for the Administrative Agent, with or without disclosing that such Collateral is subject to the lien and security interest hereunder, (b) appoint one or more sub-agents or nominees for the purpose of retaining physical possession of the Collateral, (c) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder, (d) endorse any checks, drafts or other writings in the name of the Company to allow collection of the Collateral, (e) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, and (f) take control of any proceeds of the Collateral.

          5.        Voting Rights, Dividends, etc. (a) Notwithstanding the provisions of Section 4, so long as the Administrative Agent has not given the notice referred to in paragraph (b) below:

          (i)        The Company shall be entitled to exercise any and all voting or consensual rights and powers and stock purchase or subscription rights (but any such exercise by the Company of stock purchase or subscription rights may be made only from its own funds not comprising part of the Collateral) relating or pertaining to the Collateral or any part thereof for any purpose; provided that the Company agrees that it will not exercise any such right or power in any manner which would have a material adverse effect on the value of the Collateral or any part thereof.             (ii)        The Company shall be entitled to receive and retain any and all lawful dividends payable in respect of the Collateral which are paid in cash by any Issuer, but all dividends and distributions in respect of the Collateral or any part thereof made in shares of stock or securities or other property or representing any return of capital, whether resulting from a subdivision, combination or reclassification of Collateral or any part thereof or received in exchange for Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets to which any Issuer may be a party or otherwise or as a result of any exercise of any stock purchase or subscription right, shall be and become part of the Collateral hereunder and, if received by the Company, shall be forthwith delivered to the Administrative Agent in due form for transfer (i.e., endorsed in blank or accompanied by stock or bond powers executed in blank) to be held for the purposes of this Agreement.
          (iii)        The Administrative Agent shall execute and deliver, or cause to be executed and delivered, to the Company all proxies, powers of attorney, dividend orders and other instruments as the Company may reasonably request for the purpose of enabling the Company to exercise the rights and powers which it is entitled to exercise pursuant to clause (i) above and to receive the dividends which it is authorized to retain pursuant to clause (ii) above.           (b) Upon notice from the Administrative Agent during the existence of a Default, and so long as the same shall be continuing, all rights and powers which the Company is entitled to exercise pursuant to Section 5(a)(i), and all rights of the Company to receive and retain dividends pursuant to Section 5(a)(ii), shall forthwith cease, and all such rights and powers shall thereupon become vested in the Administrative Agent which shall have, during the continuance of such Default, the sole and exclusive authority to exercise such rights and powers and to receive such dividends. Any and all money and other property paid over to or received by the Administrative Agent pursuant to this paragraph (b) shall be retained by the Administrative Agent as additional Collateral hereunder and applied in accordance with the provisions hereof.

          6. Remedies.  Whenever a Default exists, the Administrative Agent may exercise from time to time all rights and remedies available to it under the Uniform Commercial Code as in effect in Illinois or otherwise available to it. Without limiting the foregoing, whenever a Default exists the Administrative Agent (a) may, to the fullest extent permitted by applicable law, without notice, advertisement, hearing or process of law of any kind, (i) sell any or all of the Collateral, free of all rights and claims of the Company therein and thereto, at any public or private sale or brokers' board and (ii) bid for and purchase any or all of the Collateral at any such public sale and (b) shall have the right, for and in the name, place and stead of the Company, to execute endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral. The Company hereby expressly waives, to the fullest extent permitted by applicable law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Administrative Agent of any of its rights and remedies during the continuance of a Default. Any notification of intended disposition of any of the Collateral shall be deemed reasonably and properly given if given at least ten (10) Business Days before such disposition. Any proceeds of any of the Collateral may be applied by the Administrative Agent to the payment of Costs and Expenses, and any balance of such proceeds may be applied by the Administrative Agent toward the payment of such of the Liabilities, and in such order of application, as the Administrative Agent may from time to time elect (and, after payment in full of all Liabilities, any excess shall be delivered to the Company or as a court of competent jurisdiction shall direct).

          The Administrative Agent is hereby authorized to comply with, and the Company shall execute and deliver any such documents and take any such actions as the Administrative Agent shall reasonably request to enable it to comply with, any limitation or restriction in connection with any sale of Collateral as it may be advised by counsel is necessary in order to (a) avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers and/or further restrict such prospective bidders or purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral) or (b) obtain any required approval of the sale or of the purchase by any governmental or regulatory authority or official, and the Company agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner and that the Administrative Agent shall not be liable or accountable to the Company for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

          7. General.  The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it takes such action for that purpose as the Company shall request in writing, but failure of the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Administrative Agent to preserve or protect any rights with respect to the Collateral against prior parties, or to do any act with respect to preservation of the Collateral not so requested by the Company, shall be deemed a failure to exercise reasonable care in the custody or preservation of any Collateral.

          No delay on the part of the Administrative Agent in exercising any right, power or remedy shall operate as a waiver thereof, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by the Administrative Agent, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          All rights, powers and remedies of the Administrative Agent and the other Lender Parties expressed herein are in addition to all other rights, powers and remedies possessed by them, including, without limitation, those provided by applicable law or in any other written instrument or agreement relating to any of the Liabilities or any security therefor.

          This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          All notices hereunder shall be in writing (including facsimile transmission). All such notices shall be given to the applicable party at the address specified for such party pursuant to, and shall be deemed received in accordance with the terms of, Section 14.3 of the Credit Agreement.

          This Agreement shall be binding upon the Company and the Administrative Agent and their respective successors and assigns (provided that the Company may not assign any of its obligations hereunder without the prior written consent of the Administrative Agent) and shall inure to the benefit of the Company and the Administrative Agent and the successors and assigns of the Administrative Agent.

          This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, and each such counterpart shall be deemed an original but all such counterparts shall together constitute but one and the same Agreement.

          ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, TO THE ADDRESS OF THE COMPANY SPECIFIED PURSUANT TO SECTION 14.3 OF THE CREDIT AGREEMENT OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE COMPANY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY

CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          THE COMPANY, THE ADMINISTRATIVE AGENT AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OTHER LENDER PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

          8.        Termination of Agreement. This Agreement shall terminate on the earlier to occur of (a) the date on which all Liabilities have been paid in full and all commitments of the Banks to create Liabilities under the Credit Agreement have been terminated and (b) the Covenant Adjustment Date. Upon such termination, the Administrative Agent shall, at the Company's sole cost and expense, take such actions as the Company may reasonably request to release its security interest in all Collateral then held by the Administrative Agent hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first written above.

REGAL-BELOIT CORPORATION

By: ________________________________________
Name Printed: _______________________________
Title: ______________________________________

M&I MARSHALL & ILSLEY BANK, as
Administrative Agent

By: ________________________________________
Name Printed: _______________________________
Title: ______________________________________

S-1

SCHEDULE I

TO PLEDGE AGREEMENT

Issuer	Certificate #	# of Pledged Shares	Pledged Shares as % of Total Shares Issued and Outstanding	Total Shares of Issuer Outstanding
Hub City, Inc.	_____	_____	______	_____
Leeson Electric Corporation	_____	_____	______	_____
Marathon Electric Manufacturing Company	_____	_____	______	_____